Exhibit 99.1


Bravo! Foods To License Marvel Brands for Its Slammers(R) Milk Products

Wednesday February 11, 2004 8:33 am ET

Marvel Super Heroes(R) Spider-Man(TM), The Incredible Hulk(TM) and X-men(TM) to Promote Slammers(R) 'Vitamin Fortified' Flavored Milk

NORTH PALM BEACH, Fla., Feb. 11 /PRNewswire-FirstCall/ -- Bravo! Foods International ("Bravo") (OTC Bulletin Board: BRVO - News), a brand development and marketing company that manufactures, promotes and distributes vitamin- fortified, flavored milks, today announced that it has entered into a license agreement with Marvel Enterprises, Inc. to use its world-famous Super Heroes(R) to promote its branded milk products. Marvel, one of the world's most prominent character-based entertainment companies, owns popular characters such as Spider-Man(TM), Wolverine(TM), the Incredible Hulk(TM), Daredevil(TM) and Captain America(TM).

Under the terms of the license agreement, Bravo will have the right to use certain Marvel Super Heroes for the packaging and promotion of its flavored milk products in the United States (including its territories), plus certain international regions for a one-year (renewable) term.

As part of the new promotion, Bravo! will enhance its already vitamin enriched milk by incorporating the particular attributes associated with each Marvel Super Hero in its product. For example, Bravo! will add Omega 3, vitamin E and Choline to its Spider-Man Slammers Chocolate Web shake to promote "brain power," an attribute long associated with the popular web-slinger. Similarly, Bravo's Captain America vanilla shake will contain blue vanilla to coordinate with the package's red, white and blue patriotic colors. The beverage will also include 20 percent of the recommended daily allowance of 10 essential vitamins as a "super serum" to reflect Captain America's superior athletic ability.

Mike Edwards, Bravo's executive vice president of sales, commented, "Marvel has done an exemplary job of building high brand awareness of its diversified character portfolio. The huge box office successes of 'Spider-Man,' 'The X-Men,' 'The Hulk' and 'Daredevil' motion pictures have fueled an even stronger following in the demographic group that Bravo is targeting. Our affiliation with Marvel's Super Heroes should significantly enhance our product exposure to a wider group of consumers."

Russell Brown, executive vice president of Marvel's Consumer Products Group added, "Marvel has developed itself into one of the world's most recognized name brands with a loyal consumer base, making us a very attractive and effective promotional partner." Brown concluded, "Bravo's ability to customize this line of beverages to reflect the attributes of our characters was extremely enticing."

About Bravo! Foods


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Bravo! Foods International Corp. licenses, markets, distributes and sells flavored milk products throughout the fifty U.S. States, Puerto Rico, the U.S. Virgin Islands, Canada, China and Mexico. The milk is available in the U.S. through production agreements with milk processors. It is currently available in four flavors under the brand name Slammers Fortified Reduced Fat Milk. and can be purchased in retail outlets in all fifty U.S. states and is also internationally available in Canada, China and Mexico. For additional information visit http://www.bravobrands.com.

About Marvel Enterprises

Marvel Enterprises, Inc. is a leading global character-based entertainment licensing company that has developed and owns a library of over 4,700 characters which have entertained generations around the world for over 60 years. Marvel's operations are focused in entertainment and consumer product licensing and comic book publishing. Marvel's creative teams at its Marvel Studios, Marvel Comics and Toy Biz divisions support the development of feature films (and DVD/video), video games, TV series and toy lines based on its characters. Marvel also licenses its characters for use in a broad and growing range of consumer products and services including apparel, collectibles, food and promotions. Marvel Comics is a leading global comics publisher and an invaluable source of intellectual property; Marvel Studios works with studios to develop feature film and entertainment projects; and Toy Biz is a recognized leader in toy design, sales and marketing that develops and oversees both licensee and in-house toy lines. For additional information visit http://www.marvel.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

MARVEL, Spider-Man, X-Men, the Incredible Hulk, Daredevil, Captain America and all related Marvel characters are (C) and trademarks of Marvel Characters, Inc., and are used with permission. Copyright (C) 2004 Marvel Characters, Inc. All rights reserved. www.marvel.com.

Super Hero(es) is a co-owned registered trademark.


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